Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

[Letterhead of ROTENBERG & CO., LLP]

July 12, 2007

To the Board of Directors and Shareholders of
Dispatch Auto Parts Inc.
Xi An, P. R. China

We hereby consent to the incorporation by reference in this Registration Statement of Dispatch Auto Parts Inc. on Form S-8, of our report dated August 22, 2006, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Dispatch Auto Parts, Inc. for the year ended June 30, 2006 and to all references to our firm included in this Registration Statement.

/s/ ROTENBERG & CO., LLP
ROTENBERG & CO., LLP
Rochester, New York